Exhibit 10.6

RESTATED CONSULTING AND SERVICES AGREEMENT

THIS RESTATED CONSULTING AND SERVICES AGREEMENT is made as of January 20, 2022 (the “Effective Date”), by and between Vascular Biogenetics Ltd, a company registered under the laws of the State of Israel (the “Company”) and Grand H Services Ltd. (the “Consultant”). The Company and the Consultant shall sometimes be referred to, each as a “Party” and collectively as the “Parties”.

WHEREAS,	the Parties have entered into a Consulting and Services Agreement dated January 2003, as amended on March 26, 2007, March 13, 2008, September 16, 2008, September 10, 2009, January 1, 2016, January 1, 2018 and October 19, 2021 (collectively, the “Previous Agreement”); and

WHEREAS,	the Parties have decided to replace the Previous Agreement it in its entirety with this Restated Consulting and Services Agreement (the “Agreement”), such that this Agreement shall, commencing as of the Effective Date, replace any previous agreement, whether oral or written, between the Parties or anyone on their behalf in connection with the subject matter, including the Previous Agreement.

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Appointment; the Services

1.1	The Company hereby retains the Consultant to consult the Company on management and technological matters regarding the Company’s business, technologies and affiliates (the “Services”).

The Services shall at all times be provided personally and solely by Prof. Dror Hararts (“Prof. Harats”), who shall serve as the Company’s Chief Executive Officer. Accordingly, Prof. Harats shall assume and undertake all of Consultant’s representations, warranties and undertakings hereunder.

1.2	Consultant shall devote approximately 80% of full-time employment for the performance of the Services.

1.3	The Consultant shall provide the Services at such places and locations to be agreed upon with the Company.

1.4	The Parties agree that the Consultant shall be an independent contractor of the Company and in no event shall an employer-employee or principal-agent relationship be established between the Company and the Consultant under this agreement. Without derogating from the above, in the event that, notwithstanding the Parties’ undertakings hereunder, the Consultant shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between the Consultant and the Company under this agreement, then the following provisions shall apply: (i) the Consultant’s monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 60% (sixty percent) of the sum of the Consulting Fee due to the Consultant as consideration for the Services hereunder; and (ii) such monthly salary shall be deemed to constitute all of the Company’s liabilities and obligations towards the Consultant, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law; The Company shall be entitled to set-off any amount due to it pursuant to this Section 1.4 from any amount due to Consultant pursuant to this Agreement.

1

2.	The Consultant’s Representations, Warranties and Covenants

The Consultant hereby represents, warrants and covenants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

2.1.	The Consultant has the necessary skills, knowledge and experience to fulfill Consultant’s obligations hereunder, shall do so diligently, professionally and conscientiously and shall use Consultant’s best efforts in the performance thereof.

2.2.	The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of the Consultant and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which the Consultant is a party or by which either is bound, or any provision of law, rule or regulation applicable to the Consultant, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity. In the performance of the Consultant’s obligations hereunder, the Consultant will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which the Consultant is restricted from disclosing or using due to contractual undertakings or by law. Without derogating from the foregoing, the Consultant represents and warrants that the consent of any entity the Consultant is employed by or engaged with, to the extent required in connection with this Agreement, has been obtained.

2.3.	In the performance of the Consultant’s duties hereunder, the Consultant shall comply with all applicable laws and regulations.

2.4.	The Consultant will refrain from engaging in any business or other activity which may be of conflict of interest with the Consultant’s duties and obligations hereunder and shall promptly notify the Company of any such matter or activity. The Consultant shall promptly provide the Company with information regarding the Consultant’s additional business and activities, as may be requested by the Company from time to time. The Consultant acknowledges that the Company may be required to share such information with third parties and hereby agree thereto, subject to the prior notification in writing to the Consultant and standard confidentiality undertakings.

The Parties agree that nothing contained in this Agreement shall be construed to bar the Consultant from being engaged in its private practice and from consulting to pharmaceutical companies and to other related activities that are not competitive with the business or technologies of the Company and its affiliates solely. The Consultant acknowledges that the activities specified in this Section 2.4 shall not prevent it from devoting its time, attention and efforts as set forth in Section 1.2 above, and further agrees to notify the Company of any such engagement or activity, but no consent by the Company will be required for this activity or engagement.

2.5.	The Consultant agrees and undertakes to indemnify, defend, and hold harmless the Company (including its directors, officers, agents, employees, representatives, successors and assigns) against any and all claim, suit, demand, action or procedure, liability, loss, damage, cost and expense (including reasonable attorney’s fees), based upon, arising out of or otherwise with respect to any tax liability, payment or withholding, employee benefits or similar items in connection with the compensation of the Consultant pursuant to this Agreement.

2

3.	Consideration

3.1.	In full consideration for the Services rendered in accordance with this Agreement, the Consultant shall be entitled to a monthly consulting fee equal to NIS 99,196 plus VAT, if applicable (the “Consulting Fee”). The Consultant shall be entitled to receive an annual bonus equal to one-half of his annual compensation, to be paid according to milestones to be determined by the Board of Directors, and in accordance with the Company’s 2019 Compensation Policy for Company Office Holders.

3.2.	The Consulting Fee shall be paid at the first business day of each month.

3.3.	All payments made by the Company to the Consultant hereunder include all taxes levied or imposed upon on or in connection with the Services and said payments shall be solely made against proper invoices in accordance with applicable law.

3.4.	The Consultant shall be solely responsible to pay all taxes, levies, social benefits and any other payments required by law due in connection with this Agreement, whether in Israel or abroad, provided, however, that the Company may withhold all amounts as required by applicable law from payments hereunder or in connection with this Agreement.

3.5.	The Consultant shall not be entitled to receive any other right, compensation or payment from the Company, other than as expressly stated in this Section 3.

4.	Proprietary Rights; Ownership of Work Product

4.1.	The Consultant agrees and declares that any and all inventions, ideas, concepts, data, discoveries, designs, technology, improvements, derivations, techniques and products, works of authorship, reports, know-how and proceeds, related to the technology or business of the Company as currently conducted and/or proposed to be conducted, conceived, conducted, designed, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement, the provision of services to the Company and/or Confidential Information (as defined below) or using equipment, supplies, facilities or trade secrets of the Company, prior thereto or thereafter (the “Inventions”) and any and all right, title and interest in and to the Inventions, including without limitation, all intellectual, industrial and/or proprietary rights (together with the Inventions, the “Proprietary Rights”), shall be the sole and exclusive property of the Company, its successors and assigns (for the purpose of this Section 4, collectively, the “Company”), free and clear of any third party right, claim or demand.

4.2.	The Proprietary Rights shall be promptly reported to the Company but otherwise maintained in confidence by the Consultant. The Consultant further agrees and undertakes to take all necessary measures and to fully cooperate with the Company, during and after the term of this engagement, in order to perfect, enforce, and/or defend the Proprietary Rights, and effectuate the Company’s title and interest therein, including without limitation as follows: (i) to keep accurate records relating to the conception and reduction to practice of all Proprietary Rights, which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation; and (ii) to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data. Without derogating from any of the Consultant’s obligations hereunder, The Consultant hereby appoints any officer of the Company as the Consultant’s duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

3

4.3.	Without derogating from the above, any and all material (including, without limitation, software, designs, documentation, memoranda, notes, reports, manuals, patterns, programs, specifications, prototypes, formulas, drawings, records, data or other technical or proprietary information), and any copies or abstracts thereof, whether or not of a secret or confidential nature, furnished to the Consultant by the Company or written, authored, created, compiled, composed or developed by the Consultant in connection with the Proprietary Rights, is and shall remain the sole and exclusive property of the Company. Such property while in the Consultant’s custody or control shall be maintained in good condition.

4.4.	In the event of the expiration or other termination of this Agreement for any reason, or upon the Company’s earlier request, the Consultant will promptly deliver to the Company all materials referred to herein and the Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information or Proprietary Rights.

5.	Confidentiality

5.1.	The Consultant represents and warrants that it will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person unless and to the extent required by applicable law.

5.2.	Any and all information and data of a proprietary or confidential nature concerning the business or financial activities of the Company or its technology, whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions (whether patentable or not), and all record bearing media containing or disclosing such information and techniques, disclosed to or otherwise acquired by the Consultant in connection with this Agreement and any and all Proprietary Rights (collectively, “Confidential Information”) is and shall remain the sole and exclusive property of the Company.

5.3.	At all times, both during the term of this Agreement and thereafter, the Consultant: (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Company or unless and to the extent required by applicable law; and (ii) will not use any Confidential Information or anything relating to it without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing the Consultant’s duties and obligations hereunder and in the best interests of the Company. Notwithstanding the foregoing, the Consultant shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of the Consultant or (ii) is authorized, in writing, by the Company for release.

5.4.	At all times, both during the term of this Agreement and thereafter, the Consultant will keep in trust all Confidential Information. In the event of the termination of this Agreement for any reason, or upon the Company’s earlier request, the Consultant will promptly deliver to the Company all materials referred to herein and the Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

5.5.	The Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the term of this Agreement and after its termination, the Consultant undertakes to keep any and all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform the Consultant’s duties hereunder and consistent with the Company’s agreement with such third party. Upon termination of this Agreement, the Consultant shall act with respect to such information as set forth in Section 5.4.

4

6.	Non-Compete; Non-Solicitation

6.1.	During the term of this Agreement and for twenty four (24) months following termination or expiration thereof, the Consultant agrees that it will not (i) perform any services for any third party that, or otherwise engage in, any activity which competes with the Company or the Company’s business; (ii) entice or solicit to employ or engage (or employ or otherwise engage), any individual employed or otherwise engaged, directly or indirectly, by the Company; or (iii) entice, solicit or encourage any of the Company’s customers, suppliers or service providers to either engage with the Consultant in any way that shall compete with the Company, or terminate or otherwise modify adversely their business relationship with the Company.

6.2.	To avoid any doubt, Prof. Harats may serve as an academic related consultant to, or an investor in, any entity or business in the medical or biotech industry not in competition with the Company or its affiliates, provided that adequate notice of the activity or investment is given to the Board of Directors of the Company. Also, Prof. Harats may own securities of any corporation which is engaged in, or competes with the business of the Company and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, and provided further that he has no active role in the publicly owned and traded corporation as director, employee or otherwise.

6.3.	The above provisions shall apply to the Consultant directly and indirectly, alone or jointly with others, whether as an employee, advisor, service provider, founder, partner, holder of equity interest or otherwise (except from the holding of equity securities not greater than 5% in a publicly traded company). The Consultant hereby acknowledges that the provisions of this Section 6 are reasonable to legitimately protect Confidential Information, Proprietary Rights and Company property (including intellectual property and goodwill) to which the Consultant, in its position in the Company, will be exposed, and that the Consultant’s compensation under this Agreement incorporates special consideration with respect for these undertakings.

7.	Personal Information

Consultant hereby grants its consent to the Company, its affiliates, and its employees, wherever they may be located, to utilize and process its Personal Information (as such term is hereinafter defined), solely for purposes directly related to the performance of the Services. Consultant is aware, understands and hereby consents that the Personal Information which shall be collected, will be kept in the Company databases, held in Israel and/or abroad, and further consents that Personal Information, may, in whole or in part, be transferred, and further transferred, to databases owned by a parent or any other entity affiliated with the Company, or a third party retained by the Company, parent of affiliates for assisting in administration, whether in Israel or abroad, and may be used by such entities for purposes of management and administration. The Company may share personnel records as needed internally and with third parties in connection with purposes related to the Consultant’s engagement, audit and compliance activities and as reasonably required in connection with the internal operations of the Company. Notwithstanding anything herein, all personnel records included in the Personal Information are considered confidential and access will be limited and restricted to individuals with need to know or process that Personal Information, such as management teams and human resources personnel solely to the extent required in order for them to fulfill their position with the Company (including due diligence by potential investors and partners). Consultant declares that it was given the opportunity to ask and request details regarding the Personal Information transfer, as aforesaid, and understood and accepted this section. Consultant further acknowledges that it was made aware that it is entitled to contact the Company with any question or concern with respect to the Personal Information.

5

“Personal Information” shall mean Consultant’s personal information, including data collected by the Company, such as information regarding the Consideration, evaluation and training.

Notwithstanding the above, the Consultant confirms that he is aware and agrees that the Company may conduct audits and inspections at the Company’s offices, at Consultant’s work environment in the facilities of the Company and in the Company’s computers, which were placed in favor of the Consultant for conducting the Services and performing its duties, including e-mail messages and internet applications and their contents. It is hereby clarified and agreed that all materials and findings resulting from such audits and inspections shall be the sole property of the Company.

8.	Company’s Property

8.1.	Company Property. The Company may provide Consultant with different equipment such as cellular phone, computer or portable computer or other equipment as may be needed for the performance of the Services (the “Company Property”). Consultant shall use the Company Property for the performance of the Services and reasonable personal use, if applicable. Consultant acknowledges that the Company is the sole and only owner of the Company Property and its contents, including, any Proprietary Information which shall be subject to the terms of Section 4 above.

8.2.	Consultant shall take good care of the Company Property, shall use it carefully and in accordance with the Company’s instructions and policies and shall notify the Company immediately with respect to any damages or failures of the Company Property. Consultant shall bear all expenses relating to any negligent use of the Company Property. Consultant is strictly obligated to coordinate the installation and configuration of any programs on the computer provided by the Company, and must receive specific approval to install any hardware, software or files on the Company’s computer, including without limitation, the downloading of software and files from the internet and privately-owned disks.

8.3.	Company Email. The Company shall provide Consultant with a Company email address (the “Company Email”) for the performance of the Services. Any use of the Company Email including internet use shall be in accordance with the Company’s policies and instructions. Consultant confirms and acknowledges that the Company Email is provided to it for professional use and the Company may monitor the Company Email and/or any communications to and from the Company without prior notice, and from time to time, and Consultant hereby agrees that such actions shall not be regarded as invasion of privacy.

8.4.	Consultant shall return to the Company all Company Property, including without limitations, the computer and phone, if provided, and access to Company Email, no later than the day of receipt of notice of termination of termination of this Agreement or within 7 days of the Company’s demand. Consultant shall have no right for a lien, pledge, encumbrance and the like on the Company’s Property

9.	Sexual Harassment

The Company disapproves of sexual harassments, and will not accept any violations of the Sexual Harassment Prevention Law -1998 (the “Law”). Consultant hereby confirms and acknowledges that the Law and the Company’s policies with respect to prevention sexual harassment have been brought to his attention.

6

10.	Term and Termination

10.1.	The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for twelve (12) months or until earlier terminated by either of the Parties by a nine (9) months prior written notice to the other Party. The Term of this Agreement shall be automatically renewed for successive twelve (12)-month periods.

10.2.	The Company may further terminate this Agreement by written notice to the Consultant having immediate effect upon: (i) the Consultant’s refusal or inability to perform the Services hereunder; or (ii) the material breach of any provision of this Agreement by the Consultant or the Consultant’s involvement in an act that constitutes breach of trust between the Consultant and the Company.

10.3.	If the Consultant’s Services are terminated (i) not pursuant to Section 10.2 hereunder, or (ii) not due to the Consultant’s termination of the Agreement unless such termination is for Good Reason, the Consultant shall be entitled to a consideration of 6 months Consulting Fees. “Good Reason” shall mean the occurrence of any of the following events and conditions: (a) a change in the Consultant’s status, title, position or responsibilities which represent a material reduction of the status, title, position or responsibilities as in effect immediately prior thereto; (b) a reduction in the Consultant’s Consulting Fees which is not part of a general reduction in salary with respect to all employees and/or consultants of the Company; (c) the failure by the Company to continue in effect any material compensation or benefit plan, program or practice in which the Consultant was participating; or (d) any material breach by the Company of any provision of this Agreement .

10.4.	The provisions of Sections 1.4, 2.5, 4, 5, 6, 7 and 12.6 shall survive the termination or expiration of this Agreement for any reason whatsoever.

11.	Notices

All notices and other communications required or permitted to be given or sent hereunder shall be given in writing and shall be deemed to have been delivered for all purposes upon the earlier of: (i) within three (3) days following the date upon which it was deposited for registered mail; (ii) within one (1) business day after it was transmitted by fax or e-mail and confirmation of transmission has been obtained; and (iii) upon personal delivery.

12.	Miscellaneous

12.1.	Further Assurances. The Parties hereby undertake to execute all necessary documentation and take all further action as may be required in order to fulfill the purposes of this Agreement.

12.2.	Headings; Interpretation. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting this Agreement or for any other purpose.

12.3.	Entire Agreement. This Agreement, including all schedules and exhibits attached thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior understandings, agreements and discussions between them, oral or written including the Previous Agreement.

12.4.	Amendment; Waiver. No provision of this Agreement may be amended or modified unless agreed to in writing and signed by both Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7

12.5.	Successors and Assigns; Assignment. Subject to the provisions hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of the Parties. Neither this Agreement or any of the Consultant’s rights, privileges, or obligations hereunder may be assigned or transferred by the Consultant without the prior consent in writing of the Company, except by will or by the laws of descent and distribution. The Company may assign and/or transfer this Agreement and any of its rights, privileges or obligations hereunder Agreement, at its discretion, to an affiliate and/or a successor in interest, which shall be bound by the provisions hereof.

12.6.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent court of the Tel Aviv- Jaffa district, and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

12.7.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

8

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Services Agreement as of the date first above-mentioned.

/s/ Marc Kozin	/s/ Dror Harats
VASCULAR BIOGENETICS LTD.	GRAND H SERVICES LTD.

By:	Marc Kozin	By:	Dror Harats
Title:	Chairman of the Board	Title:

Agreed and Accepted:

/s/ Dror Harats
Prof. Dror Harats

AMENDMENT OF RESTATED CONSULTING AGREEMENT

This Amendment (the “Amendment”) by and between Vascular Biogenic Ltd. (the “Company”), and Grand H Services Ltd. (the “Consultant”).

WHEREAS the Company and the Consultant have entered into a Restated Consulting Agreement, dated January 20, 2022 (the “Agreement”); and

WHEREAS the parties desire to amend the Agreement as further set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereby declare and agree as follows:

1.	Capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Agreement.

2.	The following sections shall be amended as follows:

2.1	Section 3.1 of the Agreement shall be amended such that the Consultant shall be entitled to a monthly consulting fee equal to NIS 107,130 plus VAT.

2.2	The following sub-section (e) shall be added to the definition of “Good Reason” in Section 10.3 of the Agreement:

“(e) retirement to be deemed resignation under Section 2.1.3(b) of the Restated Employment Agreement between the Company and Prof. Dror Harats dated January 20, 2022.”

3.	The Agreement, as amended hereby, shall continue in full force and effect as originally constituted and is hereby ratified and affirmed by the Parties.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date below.

/s/ Sam Backenroth	/s/ Dror Harats
Vascular Biogenics Ltd.	Grand H Services Ltd.
Date: 8/23/2022	Date: 8/23/2022

Agreed and accepted

/s/ Dror Harats
Prof. Dror Harats